Exhibit 99.1

2375 Waterview Drive

Northbrook, IL 60062

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – darla.rivera@cfindustries.com

CF Industries’ Ashraf K. Malik to Retire as Senior Vice President, Manufacturing and Distribution, April 1, 2026; Trevor Williams Named Successor

NORTHBROOK, Ill. – July 24, 2025 – CF Industries Holdings, Inc. (NYSE:CF), a leading global manufacturer of hydrogen and nitrogen products, today announced that Ashraf K. Malik, senior vice president, manufacturing and distribution, has informed the Company that he will retire from CF Industries effective April 1, 2026. Trevor Williams, an industry veteran with more than 30 years of experience in nitrogen and chemicals manufacturing, will join CF Industries upon Mr. Malik’s retirement and succeed him as senior vice president, manufacturing and distribution.

“I am grateful for the many contributions Ashraf has made to CF Industries’ success over the past 13 years,” said Chris Bohn, executive vice president and chief operating officer, CF Industries Holdings, Inc. “He has played a pivotal leadership role as our network has grown over that time, driving our culture of safety excellence and helping the Company deliver industry-leading operational performance. I thank Ashraf for all he has done for the Company and congratulate him on a successful and rewarding career over the past 30-plus years with CF Industries, GrowHow UK, Terra Industries and ICI.”

“We are pleased to have Trevor joining us to succeed Ashraf,” said Bohn. “We believe Trevor’s commitment to safety, leadership, and deep expertise will serve CF Industries well as we build on our track record of operational excellence.”

Mr. Williams most recently was the Executive Vice President and President of Nitrogen and Phosphate at Nutrien and was previously Senior Vice President of Nitrogen Operations at Nutrien. Before joining Nutrien (formerly Agrium) in 2011, he worked for Nova Chemicals in various engineering, leadership, and management roles. He holds a Bachelor of Science in Chemistry from Mount Allison University and a Bachelor of Chemical Engineering from the Technical University of Nova Scotia (Dalhousie).

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

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